CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143391, 333-30515, 333-106092, 333-117773, 333-138208, and 333-138212 on Forms S-8 and Registration Statement No. 333-156542 on Form S-3 of our report dated March 31, 2010 with respect to the consolidated financial statements of TIB Financial Corp., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of TIB Financial Corp. for the year ended December 31, 2009.

/s/Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida
March 31, 2010